FURIO RESOURCES INC.

c/o 800 – 885 West Georgia Street

Vancouver, B.C.Canada

V6C 3R9

June 9, 2006

TO:	Aurelio Resources Inc.

5554 S. Prince Street

Suite 209

Littleton, CO

USA

Attention: Frederik Warnaars, President

Dear Sir:

RE:        Mineral Property Acquisition

This letter sets out the terms of the amendments to our agreement dated April 27, 2006 (the “Agreement”) whereby we agreed to purchase the shares of Aurelio Resource Inc. In all respects the Agreement remains in full force and effect except as follows:

1.            We will acquire the assets of Aurelio rather than the shares of Aurelio. Aurelio will transfer all assets free and clear of liabilities, and you will provide legal opinions satisfactory to our counsel indicating that the assets acquired are transferred to Furio.

2.            Closing of the transaction will occur on or about July 14, 2006, or such other date as we may agree.

Please sign this letter as your acknowledgement of your agreement with the above.

Furio Resources Inc.

Per:	/s/ Patrick McGrath
Authorized Signatory

Aurelio Resources Inc.

Per:	/s/ Frederik Warnaars
Authorized Signatory